EXHIBIT 12

                  THE CIT GROUP HOLDINGS, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts In Millions)

                                                                Six Months Ended
                                                                    June 30,
                                                               -----------------
                                                                 1997      1996
                                                               -------   -------

Net income                                                     $ 163.8   $ 132.2

Provision for income taxes                                        94.4      82.2
                                                               -------   -------

Earnings before provision for income taxes                       258.2     214.4
                                                               -------   -------

Fixed charges:
  Interest and debt expense on indebtedness                      456.7     413.8
  Minority interest in subsidiary trust holding solely
   debentures of the company                                       6.7        --
  Interest factor - one third of rentals on
   real and personal properties                                    4.7       3.9
                                                               -------   -------

  Total fixed charges                                            468.1     417.7
                                                               -------   -------

   Total earnings before provision for income
     taxes and fixed charges                                   $ 726.3   $ 632.1
                                                               =======   =======

 Ratios of earnings to fixed charges                             1.55x     1.51x
                                                               -------   -------